EXHIBIT 1

                            ARTICLES OF INCORPORATION

                                       OF

                             BRANDYWINE FUND, INC.*

             The undersigned, a natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Maryland General Corporation Law, adopts the following Articles of Incorporation for such corporation:

                                    ARTICLE I

             The name of the corporation (which is hereinafter called the "Corporation") is BRANDYWINE FUND, INC.

                                   ARTICLE II

             The period of existence is perpetual.

                                   ARTICLE III

             The purpose or purposes for which the Corporation is organized are:

             A. To engage in the business of a diversified open-end management investment company.

             B. To purchase or otherwise acquire, hold for investment or otherwise, and to sell, exchange or otherwise dispose of the following types of securities: common stocks, debt securities and preferred stocks (including those convertible into common stock), warrants, United States treasury bills and notes, certificates of deposit, prime-rated commercial paper, repurchase agreements and commercial paper master notes.

             C. To deposit its funds from time to time in such checking account or accounts as may be reasonably required, and to deposit its funds at interest in a bank, savings bank or trust company in good standing organized under the laws of the United States of America or any state thereof, or of the District of Columbia.

             D. To conduct research and investigations with respect to securities, organizations and business conditions in the United States and elsewhere; to secure information and advice pertaining to the investment and employment of the assets and funds of the Corporation and to pay compensation to others for the furnishing of any or all of the foregoing.

             E. Subject to any restrictions contained in the Investment Company Act of 1940, the applicable state securities or "Blue Sky" laws, or any rules or regulations issued pursuant to any of the foregoing, to exercise in respect of all securities, property and assets owned by it, all rights, powers and privileges which could be exercised by any natural person owning the same securities, property or assets.

             F. To acquire all or any part of the good will, property or business of any firm, person, association or Corporation heretofore or hereafter engaged in any business similar to any business which this Corporation has the power to conduct, and to hold, utilize, enjoy, and in any manner dispose of the whole or part of the rights, property and business so acquired and to assume in connection therewith any liabilities of any such person, firm, association, or corporation.

             G. To purchase, acquire, hold, dispose of, transfer and reissue or cancel shares of its own capital stock in any manner or to any extent now or hereafter permitted by the laws of Maryland and by these Articles of Incorporation.

             H. To carry out all or any part of the aforesaid objects and purposes and to conduct its business in all or any of its branches in any or all states, territories, districts and possessions of the United States of America and in foreign countries; to maintain offices and agencies in any and all states, territories, districts and possessions of the United States of America and in foreign countries.

             The foregoing objects and purposes shall, except when otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any clause of this or any other Article of these Articles of Incorporation, or any amendment thereto, and shall each be regarded as independent and construed as powers as well as objects and purposes.

             The Corporation shall be authorized to exercise and enjoy all the powers, rights, and privileges granted to or conferred upon corporations of a similar character by the laws of the State of Maryland now or hereafter enacted, and the enumeration of the foregoing powers shall not be deemed to exclude any powers, rights or privileges so granted or conferred.

                                   ARTICLE IV

             The aggregate number of shares which the Corporation shall have authority to issue is five hundred million (500,000,000), consisting of one class only, designated as "Common Stock," of the par value of $.01 per share and of the aggregate par value of five million dollars ($5,000,000).

                                    ARTICLE V

             The number of directors constituting the Board of Directors shall initially be four (4), and the names of the initial directors are:

                                 John E. Burris
                                Charles S. Cruice
                                Foster S. Friess
                                   Stig Ramel

   Thereafter, the number of directors shall be such number (not less than three) as is fixed from time to time by the By-Laws.

                                   ARTICLE VI

             The post office address of the place at which the principal office of the Corporation in the State of Maryland will be located is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a Maryland Corporation, and the post office address of the resident agent is 32 South Street, Baltimore, Maryland 21202.

                                   ARTICLE VII

             The name and address of the sole incorporator is:
                      Name                       Address

                Alicia J. Radick        208 South LaSalle Street
                                        Chicago, Illinois  60604


                                  ARTICLE VIII

             The following provisions define, limit and regulate the powers of the Corporation, the Board of Directors and the Stockholders:

             A. The Board of Directors of the Corporation shall authorize an initial issuance of shares of Common Stock for such consideration, not less than the aggregate par value of the shares included in the issuance, as the Board of Directors shall determine. After such initial issuance, the Board of Directors may authorize the issuance from time to time of shares of Common Stock and the reissuance from time to time of retired shares of Common Stock, whether now or hereafter authorized, for such consideration, not less than the aggregate par value of the shares so issued, as said Board of Directors may deem advisable, provided that, except with respect to shares issued as a share dividend or distribution, such consideration shall be in the form of cash or its equivalent and shall not be less than the net asset value of such shares computed in accordance with this
        Article VIII. That portion of the consideration received by the Corporation for shares issued (or reissued) which is equal to the aggregate par value of such shares shall be stated capital and any consideration received in excess of said aggregate par value shall be capital surplus. The Board of Directors may, in its sole and absolute discretion, reject in whole or in part orders for the purchase of shares of Common Stock, and may, in addition, require such orders to be in such minimum amounts as it shall determine.

             B. The holders of any fractional shares of Common Stock shall be entitled to the payment of dividends on such fractional shares, to receive the net asset value thereof upon redemption, to share in the assets of the Corporation upon liquidation and to exercise voting rights with respect thereto.

             C. The Board of Directors shall have full power in accordance with good accounting practice: (a) to determine what receipts of the Corporation shall constitute income available for payment of dividends and what receipts shall constitute principal and to make such allocation of any particular receipt between principal and income as it may deem proper; and (b) from time to time, in its discretion (i) to determine whether any and all expenses and other outlays paid or incurred (including any and all taxes, assessments or governmental charges which the Corporation may be required to pay or hold under any present or future law of the United States of America or of any other taxing authority therein) shall be charged to or paid from principal or income or both, and (ii) to apportion any and all of said expenses and outlays, including taxes, between principal and income.

             D. Each holder of record of stock of this Corporation shall be entitled to one (1) vote for each share thereof standing registered in his name on the books of the Corporation. At all elections of directors of the Corporation, each stockholder shall be entitled to vote the shares owned of record by him for as many persons as there are directors to be elected, but shall not be entitled to exercise any right of cumulative voting.

             E. The Board of Directors shall have power to determine from time to time whether and to what extent and at what time and places and under what conditions and regulations the books, accounts and documents of the Corporation or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by law; and except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

             F. When the net worth of the Corporation shall for the first time have amounted to $100,000, or more, a fact which shall be conclusively evidenced by a resolution of the Board of Directors of the Corporation specifying the date and time when the Corporation's net worth first amounted to $100,000, or more, each holder of shares of Common Stock shall be entitled at any time thereafter to require the Corporation to redeem all or any part of the shares standing in the name of such holder on the books of the Corporation at the net asset value of such shares as determined in accordance with the provisions of this Article VIII, subject to the provisions of Section K of this Article.

             G. The net asset value to which a holder of shares of Common Stock shall be entitled upon redemption of shares held by such holder is the net asset value, as such value is determined under Section J of this Article VIII, applicable at the time when any of the following events effecting redemption occur:

                  (1) The Corporation receives, at such place as the Board of Directors designates from time to time, irrevocable instructions in writing in form acceptable to the Board of Directors to redeem stock held by such holder and, if such stock to be redeemed is represented by certificates, the certificates, duly endorsed or accompanied by proper instructions of assignment, with proper stock transfer stamps affixed, if required;

                  (2) The Corporation receives documents, drafts, telegrams, telephonic communications, in such manner, form and place and under such circumstances as the Board of Directors may determine from time to time in its discretion, transmitted or made by such holder for the purpose of redeeming stock held by such holder.

             H. The time for payment for shares redeemed shall be within seven (7) days after receipt by the Corporation of documents properly prepared, executed and submitted in accordance with the provisions of Section G of this Article VIII for the purpose of redeeming shares.

             I. The net asset value of each share of Common Stock shall be determined as of the close of trading on the New York Stock Exchange each day that said Exchange is open for trading and any such net asset value shall be applicable to all transactions in Common Stock occurring at or before the close of business on that day and after the close of business on the last preceding day on which said Exchange was open for trading, subject to adjustment for declared dividends or distributions, or in accordance with any controlling provisions of the Investment Company Act of 1940 or any rules or regulations thereunder.

             J. The net asset value of each share of Common Stock shall be determined in accordance with generally accepted accounting principles by dividing the total value of the Corporation's net assets (meaning its assets less its liabilities excluding capital and surplus) by the total number of its shares outstanding at that time. The net asset value is determined as of the close of trading on the New York Stock Exchange on each day the Exchange is open for trading. This determination is applicable to all transactions in shares of the Corporation prior to that time and after the previous time as of which net asset value was determined. Accordingly, purchase orders accepted or shares tendered for redemption prior to the close of trading on a day the Exchange is open for trading will be valued as of the close of trading, and purchase orders accepted or shares tendered for redemption after that time will be valued as of the close of the next trading day.

                  (1)  Securities traded on any national stock
             exchange or quoted on the NASDAQ National Market System will ordinarily be valued on the basis of the last sale price on the date of valuation, or, in the absence of any sale on that date, the most recent bid price.

             Other securities will generally be valued at the most recent bid price, if market quotations are readily available. Any securities for which there are no readily available market quotations and other assets will be valued at their fair value as determined in good faith by the Board of Directors. Odd lot differentials and brokerage commissions will be excluded in calculating values.

                  (2) The liabilities of the Corporation shall be deemed to include all bills and accounts payable; all administrative expenses payable and/or accrued, including the estimated amount of any fees payable under an investment advisory agreement, all contractual obligations for the payment of money or property; all reserves authorized or approved by the Board of Directors for taxes or contingencies, including such reserves, if any, for taxes based on any unrealized appreciation in the value of the assets of the Corporation; and all other liabilities of the Corporation of whatsoever kind and nature, except liabilities represented by outstanding shares and surplus of the Corporation.

                  (3) Securities purchased shall be included among the assets of the Corporation, and the cost thereof shall simultaneously be regarded as a liability, not later than the first business day following the date of purchase; and securities sold shall be excluded from such assets, and the amount receivable therefor shall simultaneously be included as an asset, not later than the first business day following the date of sale.

                  (4) Shares of Common Stock shall be considered as no longer outstanding on the first business day subsequent to receipt of the properly endorsed certificate representing such shares or receipt of the properly prepared request for redemption for those shares not represented by certificates, and the amount payable on such redemption or repurchase shall simultaneously become a liability of the Corporation. The endorsed certificates or redemption requests shall be in the form established by the Board of Directors pursuant to Section G hereof.

                  (5) Shares of Common Stock for which purchase orders have been accepted shall be considered as issued and outstanding not later than the first business day after the receipt of payment therefor in the form of a check made payable to Brandywine Fund, Inc. and the amount receivable therefor shall simultaneously become an asset of the Corporation.

                  (6)  Notwithstanding the provisions of paragraphs
             (1) and (3) of this Section J, interest declared or accrued and not yet received, and accrued expenses, may be omitted from any calculation of net asset value, in the discretion of the Board of Directors, if the net amount of all such interest and expenses is less than one percent of the net asset value per share.

             K. In the event that the New York Stock Exchange shall be closed at any time because of then existing financial conditions or for any other unusual or extraordinary reason, the right of a holder of shares of Common Stock to have his shares redeemed by the Corporation shall be suspended for a period from and including the day on which the action is taken for the closing of said Exchange to and including the day on which said Exchange is reopened. In accordance with the provisions of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder by the Securities and Exchange Commission, the Corporation may also suspend such right of redemption (a) for any period during which trading on the New York Stock Exchange is restricted; (b) for any period during when an emergency exists as a result of which (i) disposal by the Corporation of securities owned by it is not reasonably practicable or (ii) it is not reasonably practicable for the Corporation to determine fairly the value of its net assets; or
        (c) for such other periods as the Securities and Exchange Commission may by order permit for the protection of shareholders of the Corporation.

             L. The Corporation may purchase in the open market or otherwise acquire from any owner or holder thereof any shares of Common Stock, in which case the consideration paid therefor (in cash or in securities in which the funds of the Corporation shall then be invested) shall not exceed the net asset value thereof determined or estimated in accordance with any method deemed proper by the Board of Directors and producing an amount approximately equal to the net asset value of said shares (determined in accordance with the provisions of this Article
        VIII) at the time of the purchase or acquisition by the Corporation thereof. In respect of all powers, duties and authorities conferred by the preceding Sections J and K, and this Section L, the Corporation may act by and through agents from time to time designated and appointed by the Board of Directors and the Board of Directors may delegate to any such agent any and all powers, duties and authorities conferred upon the Corporation or upon the Board of Directors by said Sections.

                                   ARTICLE IX

             The Corporation reserves the right to enter into, from time to time, investment advisory agreements providing for the management and supervision of the investments of the Corporation, the furnishing of advice to the Corporation with respect to the desirability of investing in, purchasing or selling securities or other property and the furnishing of clerical and administrative services to the Corporation. Such agreement shall contain such other terms, provisions and conditions as the Board of Directors of the Corporation may deem advisable and as are permitted by the Investment Company Act of 1940.

             The Corporation may designate custodians, transfer agents, registrars and/or disbursing agents for the stock and assets of the Corporation and employ and fix the powers, rights, duties, responsibilities and compensation of each such custodian, transfer agent, registrar and/or disbursing agent.

             IN WITNESS WHEREOF, the undersigned incorporator of Brandywine Fund, Inc. who executed the foregoing. Articles of Incorporation hereby acknowledge the same to be his act and further acknowledges that, to the best of his knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

             Dated the ____  of _________, 1985.



                                      /s/ Alicia J. Radick
                                      _______________________________________
                                      Sole Incorporator
                                      Alicia J. Radick


   _________________
   * Restated in electronic format to incorporate all amendments and supplements through January 15, 1997.